Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202354 (To Prospectus dated May 1, 2015, Prospectus Supplement dated January 20, 2016 and Product Supplement COMM ARN-1 dated March 4, 2016)
657,420 Units $10 principal amount per unit CUSIP No. 06054B479	Pricing Date Settlement Date Maturity Date	August 25, 2016 September 1, 2016 November 6, 2017

Accelerated Return Notes® Linked to the Gold Futures Contract
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Maturity of approximately 14 months
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3-to-1 upside exposure to increases in the price of the Gold Futures Contract, subject to a capped return of 11.40%
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1-to-1 downside exposure to decreases in the price of the Gold Futures Contract, with 100% of your investment at risk
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All payments occur at maturity and are subject to the credit risk of Bank of America Corporation
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement COMM ARN-1.
The initial estimated value of the notes as of the pricing date is $9.71 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
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None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
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	Per Unit	Total
Public offering price	$10.00	$6,574,200
Underwriting discount	$0.20	$131,484
Proceeds, before expenses, to BAC	$9.80	$6,442,716
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
August 25, 2016

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Summary
The Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the front-month gold futures contract, traded on the Commodity Exchange, Inc. (“COMEX”) and which we refer to as the “Gold Futures Contract”, is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Gold Futures Contract, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-11.
Terms of the Notes		Redemption Amount Determination
Issuer:	Bank of America Corporation (“BAC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:
The front-month gold futures contract traded on the COMEX (the “Gold Futures Contract”) (Bloomberg symbol: GC1<Cmdty>). The Gold Futures Contract that was used to determine the Starting Value is the contract scheduled for delivery in October 2016, and the Gold Futures Contract that will be used to determine the Ending Value will be the contract scheduled for delivery in December 2017. The Gold Futures Contract is more fully described on page TS-9 of this term sheet.

Starting Value:	1,320.10
Ending Value:
The official settlement price of the Gold Futures Contract on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement COMM ARN-1.

Participation Rate:	300%
Capped Value:	$11.14 per unit, which represents a return of 11.40% over the principal amount.
Calculation Day:	October 30, 2017
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement COMM ARN-1 dated March 4, 2016: http://www.sec.gov/Archives/edgar/data/70858/000119312516493336/d155472d424b5.htm
■	Series L MTN prospectus supplement dated January 20, 2016 and prospectus dated May 1, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312516433708/d122981d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement COMM ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the price of the Gold Futures Contract will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the price of the Gold Futures Contract decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo the rights and benefits of owning gold or any related futures contract.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the price of the Gold Futures Contract will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
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You seek interest payments or other current income on your investment.
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You want to receive the rights and benefits of owning gold or any related futures contract.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Hypothetical Payout Profile and Examples of Payments at Maturity
Accelerated Return Notes
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.14. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Gold Futures Contract.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $11.14 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Market Measure, see “The Gold Futures Contract” section below.  In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.14(2)	11.40%
110.00	10.00%	$11.14	11.40%
120.00	20.00%	$11.14	11.40%
130.00	30.00%	$11.14	11.40%
140.00	40.00%	$11.14	11.40%
150.00	50.00%	$11.14	11.40%
160.00	60.00%	$11.14	11.40%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,320.10, which was the settlement value of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.
Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.14 per unit
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement COMM ARN-1, page S-5 of the Series L MTN prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Gold Futures Contract as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Gold Futures Contract (or gold or any other gold futures contract).

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The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Gold Futures Contract, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Gold Futures Contract, our creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

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Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in gold and related futures contracts) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	Ownership of the notes will not entitle you to any rights with respect to gold or any related futures contracts.
■	Suspensions or disruptions of trading in gold and related futures contracts may adversely affect the value of the notes.
■	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-27 of product supplement COMM ARN-1.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Additional Risk Factors
The price movements in the Gold Futures Contract may not correlate with changes in gold’s spot price.
The Gold Futures Contract is a futures contract for gold bullion that trades on COMEX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.
The notes are linked to the Gold Futures Contract and not to the spot price of gold, and an investment in the notes is not the same as buying and holding gold. While price movements in the Gold Futures Contract may correlate with changes in gold’s spot price, the correlation will not be perfect and price movements in the spot market for gold may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of gold may not result in an increase in the price of the Gold Futures Contract. The Gold Futures Contract price may decrease while the spot price for gold remains stable or increases, or does not decrease to the same extent.
The notes include the risk of a concentrated position in a single commodity.
The notes are linked to a single exchange traded physical commodity underlying the Gold Futures Contract, gold bullion. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decrease in the value of gold bullion, including as a result of the factors discussed below, may adversely affect the price of the Gold Futures Contract and the value of the notes.
Gold prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.
Gold prices, including the price of the Gold Futures Contract, are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Gold Futures Contract.
The price movements in the Gold Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for gold that have more distant delivery dates than the Gold Futures Contract to which your notes are linked. The prices for these distant-delivery futures contracts, may not increase to the same extent as the price of the Gold Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.
The policies of COMEX are subject to change, in a manner which may reduce the value of the notes.
The policies of the COMEX concerning the manner in which the price of the Gold Futures Contract is calculated may change in the future. The COMEX is not our affiliate, and we have no ability to control or predict the actions of the COMEX. The COMEX may also from time to time change its rules or bylaws or take emergency action under its rules. The COMEX may discontinue or suspend calculation or dissemination of information relating to the Gold Futures Contract. Any such actions could affect the price of the Gold Futures Contract, and therefore, the value of the notes.
Other Terms of the Notes
The provisions of this section supersede and replace the definitions of “Market Measure Business Day” and “Market Disruption Event” set forth in product supplement COMM ARN-1.
Market Measure Business Day
A “Market Measure Business Day” means a day on which the official settlement price of the Gold Futures Contract or any successor thereto is determined and published.
Market Disruption Event
A “Market Disruption Event” means any of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on COMEX (without taking into account any extended or after-hours trading session), in the Gold Futures Contract;

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
(B)
the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Gold Futures Contract, which are traded on any major U.S. exchange;

(C)	the failure on any day of COMEX to publish the official daily settlement price for that day for the Gold Futures Contract; or
(D)
any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:
(A)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(B)
a suspension in trading on COMEX (without taking into account any extended or after hours trading session), in the Gold Futures Contract, by reason of a price change reflecting the maximum or minimum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(C)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
The Gold Futures Contract
We have derived all information regarding the Gold Futures Contract and COMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, COMEX. The consequences of COMEX discontinuing trading in the Gold Futures Contract are discussed in the section entitled “Discontinuance of a Market Measure” beginning on page PS-21 of product supplement COMM ARN-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Gold Futures Contract.
The Futures Market
An exchange-traded futures contract, such as the Gold Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as COMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.
The Commodity Exchange, Inc.
COMEX, located in New York City, is one of the world’s largest physical commodities futures exchange and one of four “Designated Contract Markets” (each, a self-regulatory exchange) comprising the CME Group Inc. (the “CME Group”). It offers futures contracts and options on futures contracts based on precious metals commodities and clearing services for privately negotiated energy transactions. COMEX uses both an open outcry trading facility and an electronic trading system. COMEX was established in 1933 through the merger of four smaller exchanges. As one of the largest and most active commodities exchanges in the world, COMEX provides an organized, centralized market where commodities contracts of precious metals are traded. In 1994, COMEX was bought by NYMEX, which trades futures and options contracts in precious metals, oil, and gas. COMEX maintains its name as a division of NYMEX. Gold was introduced as a contract on December 31, 1974, the date after which Americans were permitted to hold gold after more than 40 years. In August 2008, NYMEX was acquired by CME Group.
COMEX members include individual traders, as well as most of the world’s largest banks, hedge funds, and brokerage and investment houses. Members can execute trades for their own accounts, for clearing firm accounts, for the accounts of other members, or for the accounts of customers of clearing firms. Applicants for membership must meet certain requirements. They must also comply with the provisions of the Commodity Exchange Act and the rules and regulations issued by the CFTC, and register with the National Futures Association either as a floor trader or floor broker if they intend to access the trading floors. NYMEX’s board of directors adopts rules and regulations governing the trading on the exchange, as well as to maintain appropriate business conduct and to provide protection to the public in its dealings with COMEX and its members.
The Gold Futures Contract
The Gold Futures Contract is the front-month gold futures contract traded on COMEX. The Gold Futures Contract trades in units of 100 troy ounces, and is deliverable to a COMEX-approved warehouse. The contract provides for delivery of a specified grade (an assayed minimum fineness of 995) of gold. The prices for the Gold Futures Contract are published by Bloomberg under the symbol GC1 <Cmdty>.
A front-month contract is the unexpired contract next scheduled for delivery. Because trading terminates, and a Gold Futures Contract for a particular month expires, on the Last Trading Day (as defined below), typically, the front-month contract is a futures contract that specifies a delivery date for a commodity that is in the first or second month following the current date. However, in the case of the Gold Futures Contract, which rolls on a bi-monthly basis, the delivery date for the Gold Futures Contract may be in the same month.
For example, the Last Trading Day for the Gold Futures Contract specifying delivery in August 2016 will be August 29, 2016. Consequently, as of August 30, 2016, the front-month gold futures contract will be a contract specifying delivery of gold in October 2016.
The following summarizes selected specifications relating to the Gold Futures Contract:
Price Quotation: U.S. dollars and cents per troy ounce.
Minimum Price Fluctuation: $0.10 per troy ounce ($10.00 per contract).
Maximum Daily Price Fluctuation: On each trading day, COMEX imposes a price fluctuation limit for the Gold Futures Contract of $100.00 per troy ounce above or below the previous day’s official settlement price. If the Gold Futures Contract is traded, bid or offered at the upper or lower price fluctuation limit, trading is halted for five minutes. When trading resumes, the limit is expanded by $100.00 per troy ounce in either direction (that is, $200.00 above and below the previous day’s official settlement price). If another halt is triggered, the market would continue to be expanded by $100.00 per troy ounce in either direction after each successive five-minute trading halt. Following the fourth trading halt, there will be no further limits.
Last Trading Day: Trading terminates at the close of business on the third last business day of the delivery month. For example, trading for the August 2016 futures contract, which is a contract for delivery of gold in August 2016, will end on August 29, 2016.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
The following graph shows the daily historical performance of the Gold Futures Contract in the period from January 1, 2008 through August 25, 2016.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the settlement price of the Gold Futures Contract was 1,320.10.
Historical Performance of the Gold Futures Contract

2000
1900
1800
1700
1600
1500
1400
1300
1200
1100
1000
900
800
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600
Jan–08
Jul–08
Jan–09
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Jan–11
Jul–11
Jan–12
Jul–12
Jan–13
Jul–13
Jan–14
Jul–14
Jan–15
Jul–15
Jan–16
Jul–16

This historical data on the Gold Futures Contract is not necessarily indicative of the future performance of the Gold Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the price of the Gold Futures Contract during any period set forth above is not an indication that the price of the Gold Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Gold Futures Contract.
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Gold Futures Contract and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we
Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Gold Futures Contract.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Gold Futures Contract and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Gold Futures Contract, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-16 of product supplement COMM ARN-1.
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Gold Futures Contract.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 99 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-27 of product supplement COMM ARN-1.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated May 1, 2015 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of BAC, subject to the effect of applicable bankruptcy, insolvency (including laws related to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium, and other similar laws affecting creditors’ rights generally, and to general principles of equity.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the
Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the Gold Futures Contract, due November 6, 2017
Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated February 27, 2015, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on February 27, 2015.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Accelerated Return Notes®” and “ARNs®” are our registered service marks.
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